UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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Vivid Seats Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Vivid Seats Inc.
24 E. Washington St., Ste. 900
Chicago, IL 60602
April 24, 2024
Dear Fellow Stockholders:
On behalf of the Board of Directors, I cordially invite you to attend the 2024 Annual Meeting of Stockholders of Vivid Seats Inc., which will be held on June 4, 2024 at 9:00 a.m. CT. The virtual meeting will be conducted via live webcast.
In accordance with Securities and Exchange Commission rules allowing companies to furnish proxy materials to stockholders over the internet, we have sent a Notice of Internet of Availability of Proxy Materials to stockholders of record at the close of business on April 9, 2024 (the record date for the meeting) containing instructions on how to access our proxy materials and vote online. If you would like to instead receive a paper copy of our proxy materials, follow the instructions included on the Notice of Internet Availability.
Accompanying this letter are a Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the business to be conducted at the meeting.
Your vote is important. Whether or not you plan to virtually attend the meeting, vote as soon as possible by following the instructions set forth in the accompanying Proxy Statement. You may vote online, by telephone or, if you received a paper copy of the proxy materials, by returning your signed proxy card in the envelope provided.
On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

Stanley Chia
Chief Executive Officer

Vivid Seats Inc.
24 E. Washington St., Ste. 900
Chicago, IL 60602
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2024
NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Vivid Seats Inc., a Delaware corporation (the “Company”), will be held on June 4, 2024 at 9:00 a.m. CT. The virtual Annual Meeting will be conducted via live webcast. Stockholders of record at the close of business on April 9, 2024 (the “Record Date”) may virtually attend, vote, submit questions and access a list of the stockholders of record at the close of business on the Record Date during the Annual Meeting by visiting www.virtualshareholdermeeting.com/SEAT2024 and following the instructions set forth in the accompanying Proxy Statement.

DATE & TIME	PLACE	RECORD DATE
June 4, 2024 at 9:00 a.m. CT	www.virtualshareholdermeeting.com/SEAT2024	April 9, 2024
The Annual Meeting is being held to:
1.	elect Mark Anderson, Todd Boehly and Julie Masino as Class III directors, each to hold office until the Company’s 2027 Annual Meeting of Stockholders;
2.	ratify, in a non-binding vote, the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2024; and
3.	transact such other business as may properly come before the Annual Meeting or any adjournment, postponement or continuation thereof.
These items of business are described in the accompanying Proxy Statement. Stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or continuation thereof.

Your vote is important. Voting will ensure the presence of a quorum at the Annual Meeting and save the expense of further solicitation. Whether or not you plan to virtually attend the Annual Meeting, vote as soon as possible by following the instructions set forth in the accompanying Proxy Statement. You may vote online, by telephone or, if you received a paper copy of the proxy materials, by returning your signed proxy card in the envelope provided.

By Order of the Board of Directors,

Stanley Chia
Chief Executive Officer
Chicago, Illinois
April 24, 2024
This Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement are first being distributed or made available on or about April 24, 2024.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 4, 2024:
This Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and our 2023 Annual Report are available without charge at www.proxyvote.com. A list of the stockholders of record at the close of business on the Record Date will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/SEAT2024.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2024
This proxy statement (this “Proxy Statement”) and our Annual Report on Form 10-K for the year ended December 31, 2023 (our “2023 Annual Report” and, together with this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, the “Proxy Materials”) are being furnished by and on behalf of the Board of Directors (our “Board”) of Vivid Seats Inc., a Delaware corporation (“we,” “us” or “our”), in connection with our 2024 Annual Meeting of Stockholders (the “Annual Meeting”). The Proxy Materials are first being distributed or made available on or about April 24, 2024.
QUESTIONS & ANSWERS
Q:	When and where will the Annual Meeting be held?
A:	The Annual Meeting will be held on June 4, 2024 at 9:00 a.m. CT. The virtual Annual Meeting will be conducted via live webcast.
Q:	What is the purpose of the Annual Meeting?
A:	The purpose of the Annual Meeting is to vote on the following proposals, which are described in more detail in this Proxy Statement:
•	Proposal No. 1: The election of Mark Anderson, Todd Boehly and Julie Masino as Class III directors, each to hold office until our 2027 Annual Meeting of Stockholders; and
•	Proposal No. 2: The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024.
Q:	Are there any matters to be voted on at the Annual Meeting that are not described in this Proxy Statement?
A:
We do not know of any matters to be voted on at the Annual Meeting that are not described in this Proxy Statement. If any other matters are properly presented at the Annual Meeting or any adjournment, postponement or continuation thereof for consideration, and you are a stockholder of record at the close of business on April 9, 2024 (the “Record Date”) who has voted by proxy, the persons named as your proxy will have the discretion to vote on those matters for you.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Materials?
A:
The rules of the Securities and Exchange Commission (the “SEC”) permit us to furnish the Proxy Materials to stockholders by providing online access to such materials instead of mailing printed copies. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice Card”) because our Board is soliciting your proxy to vote at the Annual Meeting. You will not receive paper copies of the Proxy Materials unless you request them. Instead, the Notice Card provides instructions on how to access and review the Proxy Materials online and how to vote online or by telephone. If you would like to receive a paper copy of the Proxy Materials, follow the instructions included on the Notice Card.

Vivid Seats Inc.  1  2024 Proxy Statement

Q:	What does it mean if I receive more than one Notice Card or set of Proxy Materials?
A:
It means that your shares are held in more than one account at our transfer agent and/or with banks, brokers or other nominees. To ensure all of your shares are voted, for each Notice Card and/or set of Proxy Materials you receive, vote online, by telephone or, if you received a paper copy of the Proxy Materials, by returning your signed proxy card in the envelope provided.

Q:	Can I vote by filling out and returning the Notice Card?
A:
No – the Notice Card identifies the proposals to be voted on at the Annual Meeting, but cannot be used to vote. You can vote by following the instructions included on the Notice Card. If you would like to receive a paper proxy card, follow the instructions included on the Notice Card.

Q:	Who is entitled to vote at the Annual Meeting?
A:
Stockholders of record at the close of business on the Record Date (April 9, 2024) are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or continuation thereof. At the close of business on the Record Date, there were 209,366,425 shares of our common stock, par value $0.0001 per share (“Common Stock”), issued and outstanding and entitled to vote (comprised of 133,141,425 shares of Class A common stock (“Class A Common Stock”) and 76,225,000 shares of Class B common stock (“Class B Common Stock”)). Each share of Common Stock is entitled to one vote on each matter presented to stockholders at the Annual Meeting. You must obtain your own internet access if you choose to vote online and/or virtually attend the Annual Meeting.

Q:	What is the difference between being a “record holder” and holding shares in “street name”?
A:	A “record holder” holds shares in their own name. Shares held in “street name” are shares held in the name of a bank, broker or other nominee on behalf of the beneficial owner.
Q:	What do I do if my shares are held in street name?
A:
If you hold shares in street name, the Notice Card or the Proxy Materials have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. To do so, follow the instructions provided by your bank, broker or other nominee.

Q:	What is a “broker non-vote”?
A:
If a beneficial owner does not instruct their broker, bank or other nominee how to vote their shares, the question of whether such bank, broker or other nominee will be able to do so depends on whether, pursuant to applicable stock exchange rules, a proposal is deemed to be a “routine” matter. Banks, brokers and other nominees can use their discretion to vote “uninstructed” shares with respect to routine matters, but not with respect to non-routine matters. Under applicable rules and interpretations, non-routine matters are those that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, director elections (even if uncontested), executive compensation and certain governance-related matters (even if supported by management). Accordingly, banks, brokers or other nominees will be able to vote uninstructed shares on Proposal No. 2 (which is considered a routine matter), but not on Proposal No. 1 (which is considered a non-routine matter).

A “broker non-vote” will occur if a bank, broker or other nominee submits a proxy with respect to Proposal No. 2, but does not vote on Proposal No. 1 because it did not receive voting instructions on that proposal. Any unvoted shares with respect to non-routine matters are referred to as broker non-votes.
Vivid Seats Inc.  2  2024 Proxy Statement

Q:	How many shares must be represented to conduct business at the Annual Meeting?
A:
A quorum must be represented for any business to be conducted at the Annual Meeting. The holders of a majority of the voting power of our capital stock entitled to vote at the Annual Meeting, present in person (which includes presence via the virtual meeting website) or represented by proxy, constitute a quorum. If you vote online, by telephone or by mail, your shares will be counted in determining whether a quorum is represented (even if you abstain or fail to provide full voting instructions). Broker non-votes will also be counted in determining whether a quorum is represented.

Q:	What if a quorum is not represented at the Annual Meeting?
A:
If a quorum is not represented at the Annual Meeting, either the Chair of the Annual Meeting or the holders of a majority of the voting power of our capital stock entitled to vote at the Annual Meeting, present in person (which includes presence via the virtual meeting website) or represented by proxy, may adjourn the Annual Meeting until a quorum is represented.

Q:	How do I vote without virtually attending the Annual Meeting?
It is important that your shares be represented at the Annual Meeting, whether or not you plan to virtually attend. If you were a stockholder of record at the close of business on the Record Date, there are three ways to vote by proxy:
A:	Online	By telephone	By mail
	Visit www.proxyvote.com and follow the instructions on your Notice Card or proxy card	Call (800) 690-6903 and follow the instructions on your Notice Card or proxy card	If you received a paper copy of the Proxy Materials, return your signed proxy card in the envelope provided
Internet and telephone voting facilities will be available 24 hours a day until 10:59 p.m. CT on June 3, 2024. Mailed proxy cards must be received by June 3, 2024. If you hold shares in street name, you must comply with the applicable voting deadline provided by your bank, broker or other nominee.
Q:	How can I attend and participate at the Annual Meeting?
A:
The virtual Annual Meeting will be conducted via live webcast. You may virtually attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/SEAT2024. Stockholders of record at the close of business on the Record Date (and their valid proxies) can vote and submit questions at the Annual Meeting. The virtual meeting website contains instructions on how to virtually attend and participate at the Annual Meeting, including how to demonstrate proof of stock ownership. Technical support will also be available on the virtual meeting website on the date of the Annual Meeting. A webcast replay of the Annual Meeting will be available for one year following the Annual Meeting.

To virtually attend, vote, submit questions and access a list of the stockholders of record at the close of business on the Record Date during the Annual Meeting, you will need the 16-digit control number included on your Notice Card, your proxy card or the instructions that accompanied your Proxy Materials. If you hold shares in street name, you must contact your bank, broker or other nominee to obtain your control number or otherwise vote your shares. If you lose your control number, you may virtually join the Annual Meeting as a “guest,” but you will be unable to vote, submit questions or access the list of stockholders.
Q:	Will there be a question-and-answer session at the Annual Meeting?
A:
We will hold a question-and-answer session at the Annual Meeting in which we intend to answer questions submitted during or prior to the Annual Meeting that are pertinent to our company and meeting matters, as time permits. Only stockholders that have virtually joined the Annual Meeting as a stockholder (rather than as a “guest”) by following the procedures outlined above under “—How can I attend and vote at the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to one question, which must be succinct and cover only a single topic.

Vivid Seats Inc.  3  2024 Proxy Statement

We will not address questions that are, among other things: irrelevant to our company or to meeting matters; related to material non-public information, including the status or results of our business since the filing of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024; related to pending, threatened or ongoing litigation; related to personal grievances or in furtherance of a stockholder’s personal or business interests; derogatory references or otherwise in bad taste; substantially repetitious of previously asked questions; in excess of the one-question limit; or out of order or otherwise unsuitable for the conduct of the Annual Meeting as determined by the Chair of the Annual Meeting or our Corporate Secretary in their reasonable judgment.

Additional information regarding the question-and-answer session will be available under “Rules of Conduct” on the Annual Meeting website for stockholders that have virtually joined the Annual Meeting as a stockholder (rather than as a “guest”) by following the procedures outlined above.

Q:	What if I have technical difficulties or trouble accessing the virtual meeting website on the day of the Annual Meeting?
A:
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any such difficulties, call technical support at (844) 986-0822 (U.S.) or (303) 562-9302 (international).

Q:	How does the Board of Directors recommend that I vote?
A:	Our Board unanimously recommends that you vote:
•	FOR ALL of the nominees named in this Proxy Statement on Proposal No. 1; and
•	FOR Proposal No. 2.
Q:	How many votes are required to approve each proposal?
A:	The following table summarizes the proposals that will be voted on, the vote required to approve each proposal and how votes are counted:
Proposal	Vote Required	Voting Options	Board Voting Recommendation	Effect of WITHHOLD VOTES OR Abstentions	Effect of Broker Non-Votes
No. 1: Election of Class III Directors	Plurality of votes cast, such that the three nominees who receive the highest number of FOR votes will be elected	FOR ALL WITHHOLD ALL FOR ALL EXCEPT	FOR ALL	None(1)	None(1)
No. 2: Auditor Appointment Ratification	Affirmative vote of a majority of the voting power of our capital stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter	FOR AGAINST ABSTAIN	FOR	Treated as votes against	N/A(2)
1.	Because directors are elected by a plurality of votes cast, WITHHOLD votes and broker non-votes will have no effect on the voting outcome of Proposal No. 1.
2.
Because it is considered a discretionary matter, banks, brokers and other nominees will be permitted to exercise their discretion to vote uninstructed shares, and as a result we do not expect any broker non-votes, on Proposal No. 2.

Q:	What if I do not specify how my shares are to be voted?
A:	If you submit a proxy but do not mark any voting selections, the persons named as your proxy will vote your shares in accordance with our Board’s recommendations.
Q:	Who will count the votes?
A:	Representatives of Broadridge Investor Communications Services, Inc. (“Broadridge”) will tabulate the votes, and a representative of Broadridge will act as the independent inspector of election.
Vivid Seats Inc.  4  2024 Proxy Statement

Q:	Can I change or revoke my prior vote?
A:	Yes. Whether you have voted online, by telephone or by mail, stockholders of record at the close of business on the Record Date may change their vote and revoke their proxy by:
•	sending a written statement to such effect to the attention of our Corporate Secretary at 24 E. Washington St., Ste. 900, Chicago, IL 60602, provided such statement is received by June 3, 2024;
•	voting again online or by telephone before the closing of those voting facilities at 10:59 p.m. CT on June 3, 2024;
•	voting again by returning a signed proxy card with a later date, provided such proxy card is received by June 3, 2024; or
•	virtually attending and voting again at the Annual Meeting.
If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy by virtually attending the Annual Meeting and voting again if you obtain a signed proxy from your bank, broker or other nominee giving you the right to do so.
Your attendance at the Annual Meeting by itself will not revoke your proxy unless you (i) give written notice of revocation thereof to our Corporate Secretary before your proxy is voted or (ii) vote again at the Annual Meeting.
Only your most recent voting instructions (whether submitted online, by telephone or by mail) will be counted.
Q:	Who will pay for the cost of this proxy solicitation?
A:
We are making this solicitation and will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees, for no additional compensation, online (including by e-mail), by telephone, by mail and in person. Banks, brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

Q:	Why hold a virtual meeting?
A:
We believe hosting a virtual meeting is in the best interests of our company and stockholders, as it enables cost savings and increased stockholder attendance and participation because stockholders can participate from any location around the world. We use the latest technology to provide stockholders the same rights and opportunities to participate as they would have at an in-person meeting.

Vivid Seats Inc.  5  2024 Proxy Statement

PROPOSAL NO. 1:
ELECTION OF CLASS III DIRECTORS
Three Class III directors will be elected at the Annual Meeting, each to hold office until our 2027 Annual Meeting of Stockholders. Our Board has nominated each of Mark Anderson, Todd Boehly and Julie Masino for election as Class III directors at the Annual Meeting. Each nominee has agreed to serve if elected, and our Board has no reason to believe that any nominee will be unable to serve. If, prior to the Annual Meeting, our Board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for such nominee will be voted for a substitute nominee selected by our Board. Alternatively, at our Board’s discretion, such proxies may be voted for such fewer number of nominees as results from the inability of such nominee to serve.
Each of Mr. Anderson, Mr. Boehly and Ms. Masino was designated pursuant to the Stockholders’ Agreement (as defined herein). See “Transactions With Related Persons—Related Person Transactions—Stockholders’ Agreement.”
Board Voting Recommendation
Our Board unanimously recommends that you vote FOR ALL of the nominees named in this Proxy Statement on Proposal No. 1.
Vivid Seats Inc.  6  2024 Proxy Statement

Class III Director Nominees
We believe each of our Class III director nominees and continuing directors displays: personal and professional integrity; a satisfactory level of education and/or business experience; broad-based business acumen; an appropriate understanding of our business and the industries relevant thereto; the ability and willingness to devote adequate time to the work of our Board and, as applicable, its committees; skills and personality traits that complement those of our other directors and help promote a Board that is effective, collegial and responsive to our needs; strategic thinking and a willingness to share ideas; a diversity of expertise, experience, background and perspective; and the ability to represent the interests of all of our stockholders.
Information as of the Record Date regarding each Class III director nominee and continuing director, which highlights the specific experiences, qualifications, attributes and skills that led our Board to conclude that such individual should serve as a director in light of our business and structure, is set forth below.
Class III Director Nominees	Age	Director Since	Current Term Ends
Mark Anderson	48	2021	2024
Todd Boehly	50	2021	2024
Julie Masino	53	2021	2024
Mark Anderson Managing Director GTCR LLC
Mr. Anderson joined GTCR LLC, a private equity firm (“GTCR”), in 2000 and is currently a Managing Director. Mr. Anderson also serves on the boards of directors of Gogo Inc. (Nasdaq: GOGO), where he is a member of the nominating and corporate governance committee, CommerceHub, Jet Support Services, Inc., Lexipol and Point Broadband. Mr. Anderson is a graduate of the University of Virginia and Harvard Business School.

Mr. Anderson, who was designated pursuant to the Stockholders’ Agreement by the Hoya Topco Holders (as defined herein), brings to our Board significant financial, investment and operational experience gained through his active role in overseeing the technology and e-commerce businesses in which GTCR has invested, as well as a deep understanding of strategic development and other governance matters derived from his service on other public and private boards of directors.

Todd Boehly Co-Founder, Chairman & CEO Eldridge Industries, LLC
Mr. Boehly co-founded and serves as the Chairman and CEO of Eldridge Industries, LLC (“Eldridge”), which employs more than 3,000 people and has made investments in over 100 operating businesses, including Security Benefit, where Mr. Boehly is the Chairman, A24, Fulwell 73 and Penske Media, which includes The Hollywood Reporter, Variety, Billboard, Rolling Stone, Vibe, Music Business Worldwide, dick clark productions, Life is Beautiful and an investment in South by Southwest. Mr. Boehly is the Chairman and owner of Chelsea Football Club and an owner of the Los Angeles Dodgers, the Los Angeles Lakers, the Los Angeles Sparks and Cloud9. Prior to founding Eldridge, Mr. Boehly was the President of Guggenheim Partners and founded its credit business. He also previously served as the CEO and CFO of Horizon Acquisition Corporation from 2020 to October 2021, and of Horizon Acquisition Corporation II and Horizon Acquisition Corporation III from 2020 to May 2023. Mr. Boehly also serves on the boards of the Los Angeles Lakers, Flexjet, PayActiv, CAIS, Chelsea Football Club, Cain International and Kennedy-Wilson Holdings (NYSE: KW). Mr. Boehly formerly served on the boards of Truebill, which was sold to Rocket Mortgage, LLC, DraftKings Inc., Horizon Acquisition Corporation, Horizon Acquisition Corporation II and Horizon Acquisition Corporation III. Mr. Boehly is a graduate of The College of William & Mary, where he later founded The Boehly Center for Excellence in Finance, and studied at the London School of Economics. Mr. Boehly supports epilepsy research, the Focused Ultrasound Foundation, the Prostate Cancer Foundation, the Brunswick School, The College of William & Mary and the Milken Center for Advancing the American Dream.

Mr. Boehly, who was designated pursuant to the Stockholders’ Agreement by the Horizon Holders (as defined herein), brings to our Board broad and significant leadership experience across a variety of industries, particularly relating to investment strategies and business operations, as well as a rich understanding of global capital and financial markets.

Vivid Seats Inc.  7  2024 Proxy Statement

Julie Masino President & CEO Cracker Barrel Old Country Store, Inc.
Ms. Masino has served as President, Chief Executive Officer and director at Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) since November 2023 after having served as Chief Executive Officer-Elect since August 2023. She served as President, International at Taco Bell, a subsidiary of Yum! Brands, Inc. (NYSE: YUM), from January 2020 to June 2023 and as President, North America at Taco Bell from 2018 to December 2019. Ms. Masino previously held senior positions at Mattel, Inc. (Nasdaq: MAT) from 2017 to 2018 and at Sprinkles Cupcakes from 2014 to 2017. Ms. Masino previously served on the boards of directors of PhysicianOne Urgent Care and Cole Haan. Ms. Masino is a graduate of Miami University.

Ms. Masino, who was designated pursuant to the Stockholders’ Agreement by the Hoya Topco Holders, brings to our Board over a decade of executive leadership experience, including at well-known consumer brands. In addition to the knowledge derived from her service on other public and private boards of directors, her experience leading public companies, including as a chief executive officer, provides a valuable perspective on strategic and operational matters.

Continuing Directors
Information as of the Record Date about each continuing member of our Board is set forth below.
Continuing Directors	Age	Director Since	Current Term Ends
Class I Directors
Stanley Chia	42	2021	2025
Jane DeFlorio	53	2021	2025
David Donnini	58	2021	2025
Class II Directors
Craig Dixon	48	2021	2026
Tom Ehrhart	37	2021	2026
Martin Taylor	54	2021	2026
Stanley Chia CEO Vivid Seats Inc.
Mr. Chia has served as our Chief Executive Officer and as a member of our Board since joining Vivid Seats in 2018. From 2015 to 2018, he served as Chief Operating Officer at Grubhub Inc., an online and mobile takeout marketplace for restaurant orders. Mr. Chia has also held senior roles at Amazon.com, Inc. (Nasdaq: AMZN), Cisco Systems, Inc. (Nasdaq: CSCO) and General Electric Company (NYSE: GE), where he led strategic businesses and organizations. Mr. Chia also serves on the board of directors of 1871, where he is a member of the nominating and governance committee, and on the President’s Advisory Board of the Georgia Institute of Technology. Mr. Chia is a graduate of the Georgia Institute of Technology and Emory University’s Goizueta Business School. Mr. Chia also served as an Armored Infantry Platoon Commander in the Singapore Armed Forces.

Mr. Chia brings to our Board a deep familiarity with our company as a member of senior management, as well as a proven history of effective executive and operational leadership at other technology companies.

Vivid Seats Inc.  8  2024 Proxy Statement

Jane DeFlorio Former Managing Director Deutsche Bank AG
Ms. DeFlorio served as Managing Director of Retail and Consumer Sector Investment Banking Coverage at Deutsche Bank AG from 2007 to 2013. From 2002 to 2007, she was an Executive Director in the Investment Banking Consumer and Retail Group at UBS Investment Bank. Ms. DeFlorio also serves on the boards of directors of SITE Centers Corp. (NYSE: SITC), where she is chair of the audit committee and a member of the compensation and pricing committees, Parsons School of Design and the Museum at Fashion Institute of Technology. Ms. DeFlorio also serves on the board of trustees of The New School University in New York City, where she is chair of the audit and risk committee, and previously served on the board of directors of Perry Ellis International. Ms. DeFlorio is a graduate of the University of Notre Dame and Harvard Business School.

Ms. DeFlorio, who was designated pursuant to the Stockholders’ Agreement by the Horizon Holders, brings to our Board significant experience in the areas of finance and investment banking, particularly in the retail sector and including her qualification as an “audit committee financial expert.” Her service on other public and private boards of directors also provides her with a deep understanding of strategic development, risk management and other governance matters.

David Donnini Managing Director GTCR LLC
Mr. Donnini joined GTCR in 1991 and is currently a Managing Director. Prior to joining GTCR, he worked at Bain & Company. Mr. Donnini also serves on the boards of directors of AssuredPartners, Consumer Cellular, Park Place Technologies, Kick Health, Everon, ITEL, Senske Lawn Care and Sotera (NYSE: SHC), where he serves on the nominating and corporate governance committee. Mr. Donnini is a graduate of Yale University and the Stanford Graduate School of Business.

Mr. Donnini, who was designated pursuant to the Stockholders’ Agreement by the Hoya Topco Holders, brings to our Board significant financial, investment and operational experience gained through his active role in overseeing the technology businesses in which GTCR has invested, as well as experience with varied corporate governance matters derived from his service on other public and private boards of directors.

Craig Dixon Co-Founder & Co-CEO The St. James
Mr. Dixon is the Co-Founder and Co-Chief Executive Officer of The St. James, a leading developer and operator of premium performance, wellness and lifestyle brands, technology experiences and destinations. From 2006 to 2013, he served as Assistant Vice President, Senior Counsel and Assistant Corporate Secretary at Smithfield Foods, Inc. Mr. Dixon began his legal career at McGuireWoods LLP and Cooley LLP and served as a Law Clerk to the Honorable James R. Spencer of the U.S. District Court for the Eastern District of Virginia. He is also a member of the board of trustees of Episcopal High School. Mr. Dixon is a graduate of the College of William & Mary and William & Mary School of Law.

Mr. Dixon, who was designated pursuant to the Stockholders’ Agreement by the Horizon Holders, brings to our Board valuable and varied leadership experience gained through service across a range of industries. His combined legal and executive leadership experiences provide a unique and valuable perspective on strategic, regulatory and policy matters.

Vivid Seats Inc.  9  2024 Proxy Statement

Tom Ehrhart Principal GTCR LLC
Mr. Ehrhart joined GTCR in 2012 and is currently a Principal. Prior to joining GTCR, he was an Analyst in the Financial Institutions group at Credit Suisse. Mr. Ehrhart also serves on the boards of directors of AssuredPartners, Consumer Cellular, Everon, itel, Park Place Technologies, PPC Flex and Senske Services. Mr. Ehrhart is a graduate of Georgetown University.

Mr. Ehrhart, who was designated pursuant to the Stockholders’ Agreement by the Hoya Topco Holders, brings to our Board significant experience in the areas of finance, capital markets and governance gained through his active role, including service on boards of directors, in the technology businesses in which GTCR has invested.

Martin Taylor Senior Managing Director Vista Equity Partners
Mr. Taylor joined Vista Equity Partners, a private equity firm, in 2006 and is currently a Senior Managing Director. Prior to joining Vista Equity Partners, he spent more than 13 years at Microsoft Corporation, including in roles managing corporate strategy, sales, product marketing and segment focused teams in North and Latin America. Mr. Taylor also serves on the boards of directors of Jamf Holding Corp. (Nasdaq: JAMF), where he serves on the compensation and nominating committee, and Integral Ad Science (Nasdaq: IAS), where he serves on the compensation and nominating committee. He previously served on the board of directors of Ping Identity Holding Corp. (NYSE: PING). Mr. Taylor is a graduate of George Mason University.

Mr. Taylor, who was designated pursuant to the Stockholders’ Agreement by the Hoya Topco Holders, brings to our Board extensive experience in the areas of corporate strategy, technology, finance and marketing, as well as extensive knowledge gained from his service on the boards of directors other public technology companies.

Vivid Seats Inc.  10  2024 Proxy Statement

Board Diversity Matrix
The following table sets forth certain gender and demographic information as of April 24, 2024 with respect to our directors in accordance with applicable Nasdaq Rules:
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose
Part I: Gender Identity
Directors	2	7	0	0
Part II: Demographic Background
African American or Black	0	2	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	4	0	0
2+ Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose	0
Vivid Seats Inc.  11  2024 Proxy Statement

PROPOSAL NO. 2:
AUDITOR APPOINTMENT RATIFICATION
The Audit Committee of our Board (our “Audit Committee”) appoints our independent registered public accounting firm. In this regard, our Audit Committee evaluates the qualifications, performance and independence of – and determines whether to re-engage – our independent registered public accounting firm. As part of this evaluation, our Audit Committee considers, among other factors: the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the firm’s overall strength and reputation; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. Deloitte & Touche LLP (“Deloitte”) has served as our independent registered public accounting firm since 2021. Neither Deloitte nor any of its members has any direct or indirect financial interest in, or any connection with, us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, our Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
Representatives of Deloitte are expected to virtually attend the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.
Our Board is submitting the appointment of Deloitte to stockholders for ratification because it values stockholders’ views and believes that stockholder ratification is a good corporate governance practice. However, the vote is advisory and non-binding. If stockholders do not ratify the appointment, our Audit Committee will reconsider the appointment, after which it may select another audit firm or nonetheless retain Deloitte. Further, even if stockholders ratify the appointment, our Audit Committee may select another audit firm if it determines doing so would be in the best interests of us and our stockholders.
Board Voting Recommendation
Our Board unanimously recommends that you vote FOR Proposal No. 2.
Vivid Seats Inc.  12  2024 Proxy Statement

Auditor Fees
The following table sets forth Deloitte’s fees for each of the last two fiscal years:
Fee Category	2023	2022
Audit Fees(1)	$2,411	$1,725
Audit-Related Fees(2)	730	258
Total Fees	$3,141	$1,983
1.
Consists of fees for the audit of our consolidated financial statements, the review of the interim financial statements included in our Quarterly Reports on Form 10-Q and other professional services provided in connection with regulatory filings or engagements.

2.
Consists of other audit and attestation services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees.” Also includes services related to comfort letters, due diligence, registration statements and correspondence filed with the SEC.

Pre-Approval Policy & Procedures
Our Audit Committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by Deloitte may be pre-approved. The Pre-Approval Policy generally provides that we will not engage Deloitte to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by our Audit Committee or its Chair, who has been delegated such authority (provided that any pre-approval decision made by our Audit Committee Chair will be presented to our Audit Committee at its next scheduled meeting) (“Specific Pre-Approval”), or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“General Pre-Approval”). Unless a type of service to be provided by Deloitte has received General Pre-Approval, it requires Specific Pre-Approval. For both types of pre-approval, our Audit Committee (or its Chair) will consider whether (i) such services are consistent with SEC rules on auditor independence, (ii) Deloitte is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and (iii) the service might enhance our ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no single factor will necessarily be determinative. On a periodic basis, our Audit Committee reviews and provides General Pre-Approval for the services (and related fee levels or budgeted amounts) that may be provided by Deloitte without first obtaining Specific Pre-Approval. Our Audit Committee may revise the list of services that have General Pre-Approval from time to time, based on subsequent determinations.
Audit Committee Report
In fulfilling its oversight responsibilities, our Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2023 with management and Deloitte. Our Audit Committee has also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. Our Audit Committee has further received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with our Audit Committee concerning independence and has discussed with Deloitte its independence.
Based on the reviews and discussions referred to above, our Audit Committee has recommended to our Board that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
Respectfully submitted by the Audit Committee of Vivid Seats Inc.,
Jane DeFlorio, Chair
Craig Dixon
Julie Masino
Vivid Seats Inc.  13  2024 Proxy Statement

CORPORATE GOVERNANCE
Our Board
SIZE & CLASSIFICATION
Our amended and restated certificate of incorporation provides that the number of directors shall be established from time to time by our Board. Our Board has fixed the number of directors at nine, and there are currently nine directors serving on our Board.
Our amended and restated certificate of incorporation provides that our Board shall be divided into three classes. Each class of directors must stand for re-election no later than the third annual meeting of stockholders subsequent to their initial appointment or election, provided that the term of each director will continue until the election and qualification of their successor and is subject to their earlier death, resignation, retirement, disqualification or removal. Our Board believes this classified board structure benefits stockholders because it (i) allows a majority of our directors to remain in place from year to year, which promotes continuity and stability and encourages our Board to plan for long-term goals, and (ii) helps ensure that at any given time, at least two-thirds of our directors have experience with our business and operations.
Leadership Structure
Our Board periodically reviews its leadership structure and does not have a formal policy on whether the roles of the Chair of our Board and our Chief Executive Officer should be held by separate individuals. Currently, David Donnini serves as the Chair of our Board and Stanley Chia serves as our Chief Executive Officer. Our Board believes this structure, under current circumstances, is in the best interests of us and our stockholders and strikes the appropriate balance between (i) our Chief Executive Officer’s responsibility for the execution of our strategy, day-to day-leadership and business performance and (ii) the Chair of our Board’s responsibility for leading our Board in its setting of our overall strategic direction, overseeing our corporate governance, guiding our Chief Executive Officer, and setting the agendas for and presiding over Board meetings.
We recognize that different leadership structures may be appropriate for different companies in different situations and do not believe in a one-size-fits-all approach. Accordingly, our Board will continue to periodically review its leadership structure in the future and make such changes as it deems to be in our and our stockholders’ best interests.
Corporate Governance Guidelines
Our Board has adopted our Corporate Governance Guidelines, a copy of which can be obtained on our Investor Relations website at investors.vividseats.com or by writing to our Corporate Secretary at 24 E. Washington St., Ste. 900, Chicago, IL 60602. The topics addressed in our Corporate Governance Guidelines include:

• Director independence
• Executive sessions of independent directors
• Director qualifications and selection
• Director orientation and continuing education
• Limits on directors’ service on other boards
• Director term limits
• Director responsibilities

• Director compensation
• Board access to senior management
• Board access to independent advisors
• Board meeting frequency and attendance
• Succession planning
• Board and committee self-evaluations
• Communications with our Board

Vivid Seats Inc.  14  2024 Proxy Statement

Stockholders’ Agreement
We, Hoya Topco, LLC (“Hoya Topco”) and Horizon Sponsor, LLC (“Horizon”) are parties to the Stockholders’ Agreement, pursuant to which Hoya Topco and Horizon were granted certain director designation rights tied to their beneficial ownership of our Common Stock. Each of our current non-management directors was designated pursuant to the Stockholders’ Agreement. Hoya Topco and Horizon have agreed to vote all securities held by them that may be voted in the election of our directors for the nominees designated pursuant to the Stockholders’ Agreement. See “Transactions With Related Persons—Related Person Transactions— Stockholders’ Agreement.”
Director Independence
Under our Corporate Governance Guidelines and applicable Nasdaq Stock Market LLC (“Nasdaq”) rules (the “Nasdaq Rules”), a director is not independent unless – in addition to qualifying as independent under the brightline Nasdaq Rules – our Board affirmatively determines that they do not have a relationship which, in its opinion, would interfere with their exercise of independent judgment in carrying out the responsibilities of a director.
Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise their ability to exercise independent judgment in carrying out their responsibilities. Our Board has determined that Martin Taylor, Jane DeFlorio, Craig Dixon and Julie Masino (four of our nine directors) do not have a relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities of a director and that each of them qualifies as “independent” under the Nasdaq Rules.
Cessation of Controlled Company Status
On November 3, 2023, we ceased to be a “controlled company” within the meaning of the Nasdaq Rules. As a result, we became subject to additional Nasdaq corporate governance requirements, including that our Board be composed of a majority of independent directors and that the Compensation Committee of our Board (the “Compensation Committee”) and the Nominating and Corporate Governance Committee of our Board (the “NCG Committee”) be composed entirely of independent directors. The Nasdaq Rules provide a schedule for phased-in compliance with these newly applicable requirements: (i) we were required to (and did) have majority-independent Compensation and NCG Committees within 90 days of ceasing to be a controlled company; and (ii) we are required have a majority-independent Board, and fully independent Compensation and NCG Committees, within one year of ceasing to be a controlled company. While our Board is not currently majority-independent, and our Compensation and NCG Committees are not currently fully independent, we intend to remain in compliance with these requirements in accordance with the permitted phase-in schedule.
Vivid Seats Inc.  15  2024 Proxy Statement

Board Committees
Our Board has three standing committees: Audit; Compensation; and NCG. Additional special committees may be established from time to time by our Board when necessary to address specific matters. The composition and responsibilities of our Board’s standing committees, each of which operates under a written charter, are set forth below.
Board Committees
Name	Independent	Audit	Compensation	NCG
Stanley Chia
Mark Anderson				Chair
Todd Boehly
Jane DeFlorio	★	Chair & Financial Expert		Member
Craig Dixon	★	Member	Member	Member
David Donnini			Chair
Tom Ehrhart
Julie Masino	★	Member	Member
Martin Taylor	★
Audit Committee
Our Audit Committee is responsible for, among other things:
•	overseeing our accounting and financial reporting process and the audits of our financial statements;
•
appointing, compensating, retaining and overseeing the work of our registered independent public accounting firm (and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services);

•	discussing with our registered independent public accounting firm any audit problems or difficulties and management’s response thereto;
•
pre-approving any audit and permissible non-audit services provided to us by our registered independent public accounting firm (other than those entered into pursuant to appropriate pre-approval policies established by our Audit Committee or that fall within available exemptions under SEC rules);

•
reviewing and discussing with management and our registered independent public accounting firm our annual audited financial statements and quarterly financial statements and certain disclosures in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as recommending whether to include our annual audited financial statements in our Annual Reports on Form 10-K;

•
reviewing and discussing with management and our registered independent public accounting firm the results of the annual audit, a draft of such firm’s audit report and the matters required to be communicated to our Audit Committee by such firm under applicable PCAOB standards;

•	reviewing and discussing with management and our registered independent public accounting firm, as appropriate, the scope, adequacy and effectiveness of our internal control over financial reporting;
•	reviewing and discussing our policies with respect to risk assessment and management;
•	reviewing and discussing material risks relating to data privacy, technology, information security and cybersecurity;
•	reviewing and discussing the suitability and sufficiency of our insurance programs;
•	reviewing and discussing our policies and practices related to the investment of cash reserves and hedging activities;
•	setting clear policies with respect to the hiring of employees or former employees of our registered independent public accounting firm;
Vivid Seats Inc.  16  2024 Proxy Statement

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and approving or ratifying any related person transactions;
•	reviewing and discussing with management and our registered independent public accounting firm our Code of Business Conduct and Ethics and the procedures in place to enforce it;
•	periodically performing a self-evaluation of our Audit Committee’s performance;
•	annually reviewing and reassessing our Audit Committee’s charter and recommending to our Board any proposed changes thereto; and
•	preparing the Audit Committee report required by SEC rules.
Our Audit Committee currently consists of Jane DeFlorio (Chair), Craig Dixon and Julie Masino, each of whom meets the requirements for financial literacy under the applicable Nasdaq Rules. Our Board has affirmatively determined that each member of our Audit Committee qualifies as “independent” under the Nasdaq Rules applicable to audit committee members and Rule 10A-3 of the Exchange Act of 1934, as amended (the “Exchange Act”), and that Ms. DeFlorio qualifies as an “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K).
Compensation Committee
Our Compensation Committee is responsible for, among other things:
•
reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and setting our Chief Executive Officer’s compensation;

•	reviewing and setting or making recommendations to our Board regarding the compensation of our other executive officers;
•	reviewing and making recommendations to our Board regarding director compensation;
•	reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans and arrangements;
•	developing, administering and enforcing our compensation recovery policy, to the extent such duties are not exercised by our Board;
•	periodically performing a self-evaluation of our Compensation Committee’s performance; and
•	annually reviewing and reassessing our Compensation Committee’s charter and recommending to our Board any proposed changes thereto.
Our Compensation Committee currently consists of David Donnini (Chair), Craig Dixon and Julie Masino. Our Board has affirmatively determined that each of Mr. Dixon and Ms. Masino qualifies as “independent” under the Nasdaq Rules applicable to compensation committee members. Mr. Donnini is serving on our Compensation Committee pursuant to the phase-in schedule discussed under “—Cessation of Controlled Company Status” above.
Our Compensation Committee’s charter permits our Compensation Committee to delegate to (i) a subcommittee thereof any or all of its responsibilities and (ii) one or more of our executive officers the authority to grant, and to make determinations and administer the plan with respect to, equity-based awards under our equity-based plans to our employees (other than Section 16 officers) and consultants.
Our Compensation Committee has been responsible for making all executive compensation determinations, or for making recommendations to our Board with respect thereto. Stanley Chia, our Chief Executive Officer, works closely with our Compensation Committee in managing our executive compensation program and attends some of its meetings. However, he is not permitted to be present during voting or deliberations on his own compensation.
Vivid Seats Inc.  17  2024 Proxy Statement

Pursuant to its charter, our Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Before doing so, our Compensation Committee must take into consideration the independence of any such consultant, counsel or advisor in accordance with applicable Nasdaq Rules. We must provide for appropriate funding, as determined by our Compensation Committee, for payment of reasonable compensation to any advisor that it retains.
In 2023, our Compensation Committee engaged an outside compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to review executive and director compensation and provide market data to inform our executive and director compensation levels and programs for 2023. FW Cook does not provide services to us other than advising on executive and director compensation. In February 2024, our Compensation Committee determined that FW Cook is independent from management and that its work has not raised any conflicts of interest.
Nominating & Corporate Governance Committee
Our NCG Committee is responsible for, among other things:
•	identifying individuals qualified to become members of our Board and ensuring our Board has the requisite expertise and consists of persons with sufficiently diverse and independent backgrounds;
•	recommending to our Board the persons to be nominated for election to our Board;
•	reviewing and recommending to our Board the directors to serve on each of its committees;
•	reviewing our Board’s leadership structure and recommending to our Board any proposed changes thereto;
•	reviewing and assessing the adequacy of our Corporate Governance Guidelines and recommending to our Board any proposed changes thereto;
•	periodically performing a self-evaluation of our NCG Committee’s performance;
•	annually reviewing and reassessing our NCG Committee’s charter and recommending to our Board any proposed changes thereto; and
•	overseeing the periodic self-evaluations of our Board and its committees.
Our NCG Committee currently consists of Mark Anderson (Chair), Jane DeFlorio and Craig Dixon. Our Board has affirmatively determined that each of Ms. DeFlorio and Mr. Dixon qualifies as “independent” under the Nasdaq Rules applicable to nominating and corporate governance committee members. Mr. Anderson is serving on our NCG Committee pursuant to the phase-in schedule discussed under “—Cessation of Controlled Company Status” above.
Executive Sessions
Executive sessions, during which non-management members of our Board meet, are periodically scheduled throughout the year. In addition, on a regularly scheduled basis (but at least twice a year), our independent directors meet in a private session that excludes management and non-independent directors. The independent directors in attendance determine which independent director will preside at each such session.
Director Attendance at Board & Committee Meetings
During the year ended December 31, 2023, our Board met five times, our Audit Committee met six times, our Compensation Committee met three times and our NCG Committee met once. In 2023, each of our directors attended at least 75% of the meetings of our Board and the committees thereof on which they then served.
Director Attendance at Annual Meetings of Stockholders
We do not have a formal policy regarding the attendance of directors at our annual meetings of stockholders, but we expect all directors to make every effort to attend such meetings. Each of our directors attended our 2023 Annual Meeting of Stockholders.
Vivid Seats Inc.  18  2024 Proxy Statement

Director Nominations Process
Our NCG Committee is responsible for recommending director candidates to serve on our Board and its committees. In considering whether to recommend a candidate for inclusion in our Board’s slate of director nominees for election at each annual meeting of stockholders, our NCG Committee considers the criteria set forth in our Corporate Governance Guidelines. To be recommended by our NCG Committee, a candidate must possess, at a minimum, personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In evaluating a candidate, our NCG Committee and Board may also consider, in addition to any other factors they deem to be relevant, such candidate’s: experience in corporate management, such as serving as an officer or former officer of a publicly held company; experience as a director of another publicly held company; professional and academic experience relevant to our industry; leadership skills; experience in finance, accounting and/or executive compensation practices; other time commitments; diversity of expertise and experience in substantive matters pertaining to our business relative to other directors; diversity of background and perspective including, but not limited to, with respect to age, gender, race, place of residence and specialized experience, gender identification or identification as an underrepresented minority or as LGBTQ+; and practical and mature business judgment including, but not limited to, the ability to make independent analytical inquiries. Our Board will also consider whether there are potential conflicts of interest with a candidate’s other personal and professional pursuits. In addition, in determining whether to recommend a continuing director for re-election, our NCG Committee will consider such director’s past attendance and participation at Board and committee meetings and contributions to the activities of our Board.
We consider diversity a meaningful factor in identifying director candidates, but do not have a formal diversity policy. Our Board evaluates each candidate in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate the success of our business and represent the best interests of our stockholders through the exercise of sound judgment using its diversity of experience in these various areas.
In identifying prospective director candidates, our NCG Committee may seek referrals from our directors, management, stockholders and other sources, including third parties. Our NCG Committee may, but need not, retain a search firm in order to assist it in identifying candidates. Our NCG Committee uses the same criteria for evaluating all candidates regardless of the source of a particular referral or recommendation. When considering candidates, our NCG Committee seeks individuals with backgrounds and qualities that, when combined with those of our continuing directors, provide a blend of skills and experience to further enhance our Board’s effectiveness. Our NCG Committee may also assess the contributions of those director nominees recommended for re-election in the context of our Board’s evaluation process and the other perceived needs of our Board.
In addition to the process described above, our NCG Committee nominates a number of individuals designated by the Hoya Topco Holders and the Horizon Holders pursuant to the Stockholders’ Agreement. Mark Anderson and Julie Masino were initially recommended to serve as Class III directors by the Hoya Topco Holders; and Todd Boehly was initially recommended to serve as a Class III director by the Horizon Holders. Although we are required to nominate the individuals designated pursuant to the Stockholders’ Agreement, our Board evaluated each of Mr. Anderson, Mr. Boehly and Ms. Masino in accordance with the criteria described above, including considering whether they have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure. Our Board believes that its current directors, including each of the Class III directors nominated for re-election at the Annual Meeting, provide an appropriate mix of experience and skills relevant to the size and nature of our business.
Our NCG Committee will consider and evaluate director candidates recommended by stockholders under the same criteria described above. A stockholder recommendation may include any supporting material the stockholder considers appropriate in support of the recommendation, but must (i) include such information as would be required under SEC rules to be included in a proxy statement soliciting proxies for the election of such candidate, (ii) include the written consent of such candidate to serve as a director if elected and (iii) otherwise comply with the notice, timeliness, consent, information and other requirements set forth in our Amended and Restated Bylaws (as amended, our “Bylaws”). Stockholders wishing to recommend a candidate for consideration must submit the requisite information in writing to our Corporate Secretary at 24 E. Washington St., Ste. 900, Chicago, IL 60602. All such recommendations received by our Corporate Secretary that satisfy the applicable requirements will be presented to our NCG Committee for consideration. Also see “Other Information—Stockholder Proposals & Director Nominations.”
Vivid Seats Inc.  19  2024 Proxy Statement

Board Role in Risk Oversight
Our Board has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to us. Our Board’s involvement in reviewing our business strategy is an integral aspect of its assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for us. While our Board has overall responsibility for risk oversight, it is supported in this function by our Audit, Compensation and NCG Committees.
Our Audit Committee assists our Board in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the effectiveness of our internal controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Our Audit Committee also has oversight for data privacy, technology, information security and cybersecurity matters, as well as our insurance programs and our investment policies and practices. Through its regular meetings with management, including our finance and legal functions, our Audit Committee reviews and discusses significant areas of our business and summarizes for our Board areas of risk and appropriate mitigating factors. Our Compensation Committee assists our Board by overseeing and evaluating risks related to our compensation structure and programs. Our NCG Committee assists our Board by evaluating risks associated with corporate governance and our Board’s organization, membership and structure. Our Board also receives periodic operating performance reviews and other updates from management.
Stockholder Communications With Our Board
Our Board will give appropriate attention to written communications from stockholders and will respond if and as appropriate. Our Corporate Secretary is primarily responsible for monitoring communications from stockholders and providing copies or summaries to our Board as deemed appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Corporate Secretary and the Chair of our Board consider to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. Stockholders who wish to send communications to our Board should do so in writing to our Corporate Secretary at 24 E. Washington St., Ste. 900, Chicago, IL 60602.
Other Corporate Governance Information
CODE OF BUSINESS CONDUCT & ETHICS
Our Board has adopted a written Code of Business Conduct and Ethics, which applies to all directors, officers and employees and is available on our Investor Relations website at investors.vividseats.com. We intend to satisfy the disclosure requirements regarding any applicable amendment to or waiver from our Code of Business Conduct and Ethics by posting such information on our Investor Relations website rather than by filing a Current Report on Form 8-K.
PROHIBITION ON HEDGING, SHORT SALES & PLEDGING
Our Board has adopted an Insider Trading Compliance Policy, which applies to all directors, officers and employees, that prohibits hedging transactions, short sales and transactions in puts, calls and other derivatives involving our equity securities, as well as the pledging of our securities as collateral to secure loans.
COMMITTEE CHARTERS & OTHER CORPORATE GOVERNANCE INFORMATION
Copies of our Audit, Compensation and NCG Committee charters, as well as our Corporate Governance Guidelines and other corporate governance information, can be obtained on our Investor Relations website at investors.vividseats.com or by writing to our Corporate Secretary at 24 E. Washington St., Ste. 900, Chicago, IL 60602.
Vivid Seats Inc.  20  2024 Proxy Statement

EXECUTIVE & DIRECTOR COMPENSATION
Emerging Growth Company Status
Because we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, we are permitted to (and do) rely on exemptions from certain disclosure requirements that are applicable to non-emerging growth companies. Accordingly, we have (i) included compensation information for only our principal executive officer and two next most highly compensated executive officers serving at fiscal year-end, (ii) not included a compensation discussion and analysis of our executive compensation programs or tabular compensation information, other than the tables labeled “Summary Compensation Table” and “Outstanding Equity Awards at 2023 Fiscal Year-End,” and (iii) not included information about the ratio of our principal executive officer’s pay to that of our median employee. In addition, for so long as we remain an emerging growth company, we will not be required to submit certain executive compensation matters to stockholders for advisory votes (such as “say-on-pay” and “say-when-on-pay” votes).
We will remain an emerging growth company until the earliest of: (i) December 31, 2026; (ii) the last day of the fiscal year during which our annual gross revenues are $1.235 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which we become a “large accelerated filer.”
Executive Compensation
This section discusses the material components of the executive compensation program for our named executive officers (our “NEOs”). In 2023, our NEOs were:
•	Stanley Chia, Chief Executive Officer;
•	Lawrence Fey, Chief Financial Officer; and
•	Jon Wagner, Chief Technology Officer.*
*	Mr. Wagner retired from his role as Chief Technology Officer, effective March 15, 2024.
Summary Compensation Table
The following table sets forth the compensation awarded to, earned by or paid to our NEOs for each of the last two fiscal years:
Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Stanley Chia Chief Executive Officer	2023	653,846	3,749,996	3,749,998	965,077	27,350	9,146,267
	2022	619,231	3,250,000	3,250,000	669,389	22,595	7,811,215
Lawrence Fey Chief Financial Officer	2023	340,461	2,049,996	2,050,000	251,261	13,200	4,704,918
	2022	309,231	2,000,000	2,000,000	167,139	12,200	4,488,570
Jon Wagner Chief Technology Officer	2023	395,052	1,500,000	1,499,999	291,549	13,200	3,699,800
	2022	375,200	1,250,000	1,250,000	202,796	12,200	3,090,196
1.
These amounts represent the aggregate grant date fair value of restricted stock units (“RSUs”) granted under our 2021 Incentive Award Plan, as amended (the “Plan”), computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For information on the assumptions used in determining grant date fair value, see “Item 8—Financial Statements and Supplementary Data—Note 21 to our Consolidated Financial Statements” and “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Equity-Based Compensation” in our 2023 Annual Report.

Vivid Seats Inc.  21  2024 Proxy Statement

2.
These amounts represent the aggregate grant date fair value of stock options granted under the Plan computed in accordance with ASC 718. The Option Modifications (as defined under “—2023 Equity Compensation—Option Modifications” below) had no effect on the 2023 amounts because the incremental compensation expense associated therewith was immaterial. For information on the assumptions used in determining grant date fair value, see “Item 8—Financial Statements and Supplementary Data—Note 21 to our Consolidated Financial Statements” and “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Equity-Based Compensation” in our 2023 Annual Report.

3.
These amounts represent cash incentive awards earned during the identified fiscal year and paid in the first quarter of the subsequent fiscal year under the Plan. See “—2023 Annual Incentive Plan Awards” below.

4.
These amounts reflect employer matching contributions under our 401(k) Profit Sharing Plan (the “401(k) Plan”) for each NEO of $13,200 and $12,200 in 2023 and 2022, respectively. For Mr. Chia, these amounts also reflect Young President’s Organization International membership dues of $14,150 and $10,395 in 2023 and 2022, respectively.

2023 Salaries
Our NEOs receive a base salary to compensate them for services rendered to us. The base salary payable to each NEO is reviewed annually by our Compensation Committee and is intended to provide a fixed component of compensation reflecting the NEO’s skill set, experience, role and responsibilities. In March 2023, Mr. Chia, Mr. Fey and Mr. Wagner were each provided an approximately 6% merit increase, as set forth in the following table:
Name	2023 Base Salary	2022 Base Salary	% Increase
Stanley Chia	$662,500	$625,000	6.0%
Lawrence Fey	$330,000	$312,000	5.8%
Jon Wagner	$400,000	$378,560	5.7%
2023 Annual Incentive Plan Awards
In 2023, each NEO was eligible to receive a cash incentive award under our 2023 Annual Incentive Plan (our “AIP”) expressed as a percentage of annual base salary, as set forth in the following table:
Name	Target Bonus for 2023 (% of Base Salary)
Stanley Chia	100%
Lawrence Fey	50%
Jon Wagner	50%
The AIP was designed by our Compensation Committee in early 2023 to stimulate and support a high-performance environment by tying 2023 cash incentive awards to the attainment of short-term goals across two metrics aligned with our financial objectives that our Compensation Committee believed are valued by stockholders: revenue and Adjusted EBITDA (each weighted 50%). Our Compensation Committee determined that for each metric, the award payout would be determined by measuring our actual 2023 financial performance against our 2023 operating plan targets approved by our Board in early 2023, as set forth in the following table:
	Revenue /Adjusted EBITDA Performance as % of Operating Plan Target	Payout
Threshold	85%	40%
Target	100%	100%
Maximum	115%	150%
No payout would be received for achievement of less than 85% of the operating plan target. The maximum award payout that could be earned was 150% of the target value. To the extent the level of achievement fell between any of the levels in the preceding table, straight-line interpolation would be utilized to calculate the payout level for the metric. There was substantial uncertainty at the time our Compensation Committee established the targets as to the likelihood of our attainment of the target performance levels and the actual AIP payout. Each NEO’s AIP award was subject to continued employment through the payment date.
Vivid Seats Inc.  22  2024 Proxy Statement

Based on our 2023 achievement of revenue and Adjusted EBITDA at 113.4% and 117.6% of target, respectively, our Compensation Committee in early 2024 determined that, in accordance with the AIP, the cash incentive awards earned for 2023 under the AIP would be paid according to the AIP’s formulaic funding of 147.6% of the targeted award levels for each NEO, with no discretionary adjustments.
2023 Equity Compensation
We adopted the Plan, which became effective on October 18, 2021, to facilitate the grant of cash and equity incentives to our and certain of our affiliates' employees (including our NEOs) and consultants, as well as our non-employee directors, so that we and such affiliates can obtain and retain the service of such individuals, which is essential to our long-term success. On February 5, 2024, stockholders approved the First Amendment to the Plan, which (i) increased the non-evergreen portion of the Overall Share Limit (as defined in the Plan), (ii) increased the annual evergreen portion of the Overall Share Limit, (iii) increased the number of shares of Class A Common Stock that may be granted as incentive stock options under the Plan and (iv) extended the term of the Plan through February 5, 2034 (or such earlier date as of which all awards granted under the Plan have been satisfied in full and no shares of Class A Common Stock remain available for issuance under the Plan).
In 2023, equity-based awards for our NEOs were granted in the form of RSUs and stock options under the Plan. On March 10, 2023, we granted Mr. Chia, Mr. Fey and Mr. Wagner 1,136,363, 621,212 and 454,545 stock options, respectively, each with an exercise price of $7.17, as well as 523,012, 285,913 and 209,205 RSUs, respectively. One-third of the stock options and RSUs vested on March 11, 2024, and the remaining stock options and RSUs will vest in eight equal quarterly installments thereafter, subject to the NEO’s continued employment through each vesting date. See “—Outstanding Equity Awards at 2023 Fiscal Year-End” for additional information on the equity awards granted during 2023.
Option Modifications
On December 7, 2023, our Compensation Committee approved an exchange related to certain outstanding stock options granted under the Plan pursuant to which: (i) certain options were cancelled; (ii) the exercise price of certain options was reduced to $6.76 per share (the closing price of our Class A Common Stock on Nasdaq on such date), provided that if any such option is exercised prior to December 7, 2024, the holder must pay the original exercise price; and (iii) all outstanding options were amended to lengthen the post-termination period during which the holder can exercise vested awards (collectively, the “Option Modifications”). Other than with respect to the Option Modifications, the original terms of the options, including the vesting schedules and expiration dates, were unchanged. The incremental compensation expense associated with the Option Modifications was immaterial.
Our Compensation Committee approved the Option Modifications after careful consideration of various alternatives and a review of relevant factors with the advice of our independent compensation consultant. Our Compensation Committee determined that the Option Modifications, which are permitted under the Plan, were in the best interests of our business and stockholders and provided the most effective means of retaining and motivating our key employees while preserving cash resources and without incurring stock dilution from significant additional equity grants.
The Option Modifications affected the following stock options held by our NEOs:
Name	Shares Underlying Cancelled Options	Exercise Prices of Cancelled Options
Stanley Chia	551,364	$12.86-15.00
Lawrence Fey	441,092	$12.85-15.00
Jon Wagner	220,546	$12.86-15.00
Name	Shares Underlying Repriced Options	Exercise Prices of Repriced Options
Stanley Chia	1,447,666	$10.26-12.86
Lawrence Fey	1,031,757	$10.26-12.86
Jon Wagner	578,535	$10.26-12.86
Vivid Seats Inc.  23  2024 Proxy Statement

Pre-Merger Profit Interests & Phantom Equity
Prior to October 18, 2021, equity-based awards for our NEOs were granted in the form of (i) non-voting profit interest units, which entitle the holder to a portion of the profits and equity value appreciation of Hoya Topco arising after the grant date, and (ii) phantom equity units, which represent a potential one-time lump sum payment of a portion of a transaction bonus pool of up to approximately $5.0 million, in each case with such payments to be made within 30 days following a sale of Hoya Topco.
As of the Record Date: Mr. Chia held 450,000 Class B-1 Unit profit interests, 500,765 Class E Unit profit interests and 450,000 phantom equity units of Hoya Topco; Mr. Fey held 110,000 Class B-1 Unit profit interests, 440,000 Class D Unit profit interests and 110,000 phantom equity units of Hoya Topco; and Mr. Wagner held 77,000 Class B-1 Unit profit interests, 330,000 Class D Unit profit interests and 77,000 phantom equity units of Hoya Topco. See “—Outstanding Equity Awards at 2023 Fiscal Year-End” for additional details regarding the profit interests and phantom equity grants.
Other Elements of Compensation
Retirement Plan
We maintain the 401(k) Plan for our employees, including our NEOs, who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Currently, we match contributions made by participants in the 401(k) Plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though the 401(k) Plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our NEOs, in accordance with our compensation policies.
Employee Benefits
All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including: medical, dental and vision benefits; medical and dependent care flexible spending accounts; short- and long-term disability insurance; and life insurance. We believe these benefits are necessary and appropriate to provide a competitive compensation package to our employees, including our NEOs.
No Tax Gross-Ups
We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or benefits paid or provided by us.
Executive Compensation Arrangements
Chia Employment Agreement
On August 9, 2021, we and Vivid Seats LLC entered into an employment agreement with Mr. Chia providing for his position as our Chief Executive Officer that became effective on October 18, 2021 (the “Chia Employment Agreement”). Mr. Chia’s employment with us is at will and either party may terminate the Chia Employment Agreement without notice.
Under the Chia Employment Agreement, Mr. Chia is subject to perpetual confidentiality and mutual non-disparagement provisions and non-compete and non-solicitation provisions with respect to customers and employees during his employment and the one-year period post termination.
The Chia Employment Agreement also provides for potential payments upon termination as described under “—Potential Payments Upon Termination” below.
Vivid Seats Inc.  24  2024 Proxy Statement

Fey Employment Agreement
On April 1, 2020, Vivid Seats LLC entered into an Employment and Restrictive Covenants Agreement with Mr. Fey providing for his position as our Chief Financial Officer (the “Fey RCA”). On August 9, 2021, we and Vivid Seats LLC entered into an employment agreement with Mr. Fey further relating to his position as our Chief Financial Officer that became effective on October 18, 2021 (together with the Fey RCA, the “Fey Employment Agreement”). Mr. Fey’s employment with us is at will and either party may terminate the Fey Employment Agreement without notice.
Under the Fey Employment Agreement. Mr. Fey is subject to perpetual confidentiality and mutual non-disparagement provisions and non-compete and non-solicitation provisions with respect to customers and employees during his employment and the two-year period post termination.
The Fey Employment Agreement also provides for potential payments upon termination as described under “—Potential Payments Upon Termination” below.
Wagner Employment Agreement
On December 12, 2018, Vivid Seats LLC entered into an Employment and Restrictive Covenants Agreement with Mr. Wagner providing for his position as our Chief Technology Officer (the “Wagner RCA”). On August 9, 2021, we and Vivid Seats LLC entered into an employment agreement with Mr. Wagner further relating to his position as our Chief Technology Officer that became effective on October 18, 2021 (together with the Wagner RCA, the “Wagner Employment Agreement”). Mr. Wagner’s employment with us is at will and either party may terminate the Wagner Employment Agreement without notice.
Under the Wagner Employment Agreement, Mr. Wagner is subject to perpetual confidentiality and mutual non-disparagement provisions and non-compete and non-solicitation provisions with respect to customers and employees during his employment and the two-year period post termination.
The Wagner Employment Agreement also provides for potential payments upon termination as described under “—Potential Payments Upon Termination” below.
Mr. Wagner retired from his role as Chief Technology Officer, effective March 15, 2024.
Potential Payments Upon Termination
The Chia Employment Agreement, the Fey Employment Agreement and the Wagner Employment Agreement each provide that upon termination of the NEO’s employment by us without Cause (as defined below) or if the NEO resigns for Good Reason (as defined below), the NEO will be entitled to receive, subject to his execution and non-revocation of a release of claims: (i) continued payment of his annual base salary for the periods set forth in the following table; (ii) a prorated annual cash incentive payment for the year in which termination occurs (determined at 50% of target achievement); (iii) payment of any unpaid bonus or annual cash incentive payment for the prior fiscal year; and (iv) reimbursement for COBRA health insurance premiums for the periods set forth in the following table.
Name	Annual Base Salary	COBRA Health Insurance Premiums
Stanley Chia	12 months	12 months
Lawrence Fey	12 months	12 months
Jon Wagner	9 months	9 months
“Cause” is defined as the NEO’s: (a) material failure to perform his responsibilities or duties under the applicable employment agreement or as reasonably requested from time to time by our Board; (b) engagement in illegal conduct or gross misconduct that has materially harmed or is reasonably likely to materially harm our standing and reputation; (c) commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that has materially harmed or is reasonably likely to materially harm our standing and reputation; (d) material breach of the duty of loyalty or our Code of Business Conduct and Ethics, in either case, that has materially harmed or is reasonably likely to materially harm our standing and reputation or material breach of any material written agreement with us; (e) dishonesty that has materially harmed or is
Vivid Seats Inc.  25  2024 Proxy Statement

reasonably likely to materially harm us; (f) fraud, gross negligence or repetitive negligence committed without regarding to corrective direction in the course of his duties as an employee; or (g) excessive and unreasonable absences from his duties for any reason (other than authorized leave as a result of his death or disability); provided, however, as to clauses (a), (b), (d), (f) or (g), an event will only constitute Cause after written notice thereof has been given by our Board to the NEO and such event has not been cured for a period of 30 days following delivery of such notice.
“Good Reason” is defined as: (a) a material adverse change in the NEO’s title, position, duties or responsibilities, including, but not limited, to (x) our failure to maintain his principal position as set forth in the following table, (y) any requirement for him to report directly to anyone other than as set forth in the following table or (z) with respect to Mr. Chia, while he is our Chief Executive Officer, his failure to be nominated to our Board; (b) a reduction in the NEO’s then-current base salary or targeted annual cash incentive award by more than 10%; (c) our material breach of any agreement with the NEO; or (d) a relocation of the NEO’s primary work location by more than 30 miles from that set forth in the following table; provided, however, that the NEO must (i) give written notice to us of the existence of the event constituting Good Reason within 30 days of the initial existence of such event specifying the basis for his belief that he is entitled to terminate his employment for Good Reason, (ii) give us a period of 30 days following delivery of such notice to cure such event and (iii) actually resign from employment with us within 30 days following the expiration of our 30-day cure period.
Name	Principal Position	Reports Directly to	Primary Work Location
Stanley Chia	Chief Executive Officer and director	Board	Headquarters in Chicago
Lawrence Fey	Chief Financial Officer	Chief Executive Officer or Board	Austin-Round Rock-San Marcos metropolitan area or Chicago- Naperville-Elgin metropolitan area
Jon Wagner	Chief Technology Officer	Chief Executive Officer	Philadelphia-Camden-Wilmington metropolitan area or Chicago- Naperville-Elgin metropolitan area
Vivid Seats Inc.  26  2024 Proxy Statement

Outstanding Equity Awards at 2023 Fiscal Year-End
The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our NEOs as of December 31, 2023.
			Option Awards				Stock Awards
Name	Type of Equity	Grant Date	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	No. of Shares / Units of Stock That Have Not Vested (#)	Mkt. Value of Shares / Units of Stock That Have Not Vested ($)
Stanley Chia	Phantom Equity	9/1/20					180,000(1)	$1,081,184(6)
	Profit Interests	9/1/20					180,000(1)	$7,140,879(6)
	Stock Options	10/19/21	331,565	331,565(2)	$6.76(3)	10/19/31
	RSUs	10/19/21					125,000(4)	$790,000(7)
	Stock Options	3/11/22	475,144	339,392(8)	$6.76(10)	3/11/32
	RSUs	3/11/22					131,987(9)	$834,158(7)
	Stock Options	3/10/23		1,136,363(11)	$7.17	3/10/33
	RSUs	3/10/23					523,012(12)	$3,305,436(7)
Lawrence Fey	Phantom Equity	9/1/20					44,000(5)	$246,289(6)
	Profit Interest	9/1/20					44,000(5)	$1,745,548(6)
	Profit Interest	9/1/20					176,000(5)	$0(6)
	Stock Options	10/19/21	265,252	265,252(2)	$6.76(3)	10/19/31
	RSUs	10/19/21					100,000(4)	$632,000(7)
	Stock Options	3/11/22	292,396	208,857(8)	$6.76(10)	3/11/32
	RSUs	3/11/22					81,222(9)	$513,323(7)
	Stock Options	3/10/23		621,212(11)	$7.17	3/10/33
	RSUs	3/10/23					285,913(12)	$1,806,970(7)
Jon Wagner	Phantom Equity	9/1/20					30,800(5)	$185,003(6)
	Profit Interest	9/1/20					30,800(5)	$1,221,884(6)
	Profit Interest	9/1/20					96,000(5)	$0(6)
	Stock Options	10/19/21	132,626	132,626(2)	$6.76(3)	10/19/31
	RSUs	10/19/21					50,000(4)	$316,000(7)
	Stock Options	3/11/22	182,747	130,536(8)	$6.76(10)	3/11/32
	RSUs	3/11/22					50,764(9)	$320,828(7)
	Stock Options	3/10/23		454,545(11)	$7.17	3/10/33
	RSUs	3/10/23					209,205(12)	$1,322,176(7)
1.
The profit interests and phantom equity vest in five equal annual installments beginning on June 30, 2021, subject to Mr. Chia’s continued employment through each vesting date. Upon certain qualifying terminations, (a) an additional 10% of unvested profit interests and phantom equity will accelerate and vest and (b) if there is a sale of Hoya Topco in the six months following Mr. Chia’s termination, all of his unvested profit interests and phantom equity will accelerate and vest.

2.	The stock options vest in 16 equal quarterly installments beginning on January 19, 2022, subject to the NEO’s continued employment through each vesting date.
3.
The original exercise price of $13.09 per share was reduced to $12.86 per share on November 2, 2021 in connection with the payment of an extraordinary dividend of $0.23 per share on such date. On December 7, 2023, our Compensation Committee reduced the exercise price of $12.86 per share to $6.76 per share, as described under “—2023 Equity Compensation—Option Modifications” above.

4.	The RSUs vest in 16 equal quarterly installments beginning on January 19, 2022, subject to the NEO’s continued employment through each vesting date.
5.	The profit interests and phantom equity vest in five equal annual installments beginning on June 30, 2021, subject to the NEO’s continued employment through each vesting date.
Vivid Seats Inc.  27  2024 Proxy Statement

6.
There is no public market for the profit interests or phantom equity. This amount reflects the intrinsic value of the profit interests and phantom equity as of December 29, 2023 based upon the terms thereof, valued primarily based on the closing price of our Class A Common Stock on Nasdaq on such date, which was $6.32 per share, proceeds from prior sales and the applicable distribution threshold.

7.	Value determined based on the closing price of our Class A Common Stock on Nasdaq on December 29, 2023, which was $6.32 per share.
8.
One-third of the stock options vested on March 11, 2023, and the remaining stock options vest in eight equal quarterly installments thereafter, subject to the NEO’s continued employment through each vesting date.

9.	One-third of the RSUs vested on March 11, 2023, and the remaining RSUs vest in eight equal quarterly installments thereafter, subject to the NEO’s continued employment through each vesting date.
10.	On December 7, 2023, our Compensation Committee reduced the original exercise price of $10.26 per share to $6.76 per share, as described under “—2023 Equity Compensation—Option Modifications” above.
11.
One-third of the stock options vested on March 11, 2024, and the remaining stock options will vest in eight equal quarterly installments thereafter, subject to the NEO’s continued employment through each vesting date.

12.	One-third of the RSUs vested on March 11, 2024, and the remaining RSUs will vest in eight equal quarterly installments thereafter, subject to the NEO’s continued employment through each vesting date.
Director Compensation
The following table sets forth the compensation awarded or paid to our non-employee directors for the year ended December 31, 2023. Mr. Chia receives no compensation for his service as director, and all of his compensation is reported under “—Summary Compensation Table” above; and Martin Taylor receives no compensation for his service as director due to restrictions imposed by his employer.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Mark Anderson	57,370	160,000	217,370
Todd Boehly	47,500	160,000	207,500
Jane DeFlorio	63,159	160,000	223,159
Craig Dixon	50,000	160,000	210,000
David Donnini	65,659	160,000	225,659
Tom Ehrhart	48,290	160,000	208,290
Julie Masino	58,290	160,000	218,290
Martin Taylor	—	—	—
1.
These amounts represent the aggregate grant date fair value of RSUs granted under the Plan computed in accordance with ASC 718. For information on the assumptions used in determining grant date fair value, see “Item 8—Financial Statements and Supplementary Data—Note 21 to our Consolidated Financial Statements” and “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Equity-Based Compensation” in our 2023 Annual Report. The RSUs vest on the earlier of (i) the day immediately preceding the date of the first annual meeting of stockholders following the grant date and (ii) the first anniversary of the grant date, subject in each case to the non-employee director’s continued service on our Board through the vesting date.

2.	As of December 31, 2023, each non-employee director held an aggregate of 35,501 outstanding RSUs (other than Mr. Taylor, who held 0).
We pay each non-employee director (other than Mr. Taylor) an annual cash fee of $40,000 for service on our Board. In recognition of the additional responsibilities associated with service on our Board’s committees: (i) each member of our Audit Committee receives an additional annual cash fee of $10,000 ($20,000 for the Chair); (ii) each member of our Compensation Committee receives an additional annual cash fee of $7,500 ($15,000 for the Chair); and (iii) each member of our NCG Committee receives an additional annual cash fee of $7,500 ($15,000 for the Chair). All fees are earned on a quarterly basis. Non-employee directors may elect to have all or a portion of their annual fees paid in fully vested shares of Class A Common Stock. While we reimburse expenses incurred by directors in attending meetings of our Board and its committees, no additional fees are paid to non-employee directors for such attendance.
Through the end of 2023, our non-employee director compensation policy provided for the grant of RSUs to each non-employee director as follows: (a) upon their initial election or appointment to our Board, a one-time grant with an aggregate grant date fair value of $320,000, which vests in five equal installments on the first five anniversaries of the grant date; and (b) annually, on the date of each annual meeting of stockholders, a grant with an aggregate grant date fair value of $160,000, which vests in full on the
Vivid Seats Inc.  28  2024 Proxy Statement

earlier of (i) the day immediately preceding the date of the first annual meeting of stockholders following the grant date and (ii) the first anniversary of the grant date. In February 2024, our Compensation Committee modified certain aspects of this policy as follows: (x) each one-time grant upon a non-employee director’s initial election or appointment to our Board will now have an aggregate grant date fair value of $200,000 and vest in three equal installments on the first three anniversaries of the grant date; and (y) each annual grant (beginning with the grants that occur on the date of the Annual Meeting) will now have an aggregate grant date fair value of $200,000.
The vesting of these RSUs is subject to a non-employee director’s continued service on our Board through each vesting date. No portion of these RSUs that is unvested at the time of a non-employee director’s termination of service from our Board will vest thereafter, subject, in the case of death or disability, to the award remaining outstanding for 30 days following such termination and our Board’s discretion to accelerate unvested RSUs during such period. All of these RSUs will vest in full immediately prior to a change in control, to the extent outstanding at such time.
Vivid Seats Inc.  29  2024 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
Information as of December 31, 2023 with respect to the shares of Class A Common Stock that may be issued under our existing equity compensation plans approved by stockholders, which are the Plan and our 2021 Employee Stock Purchase Plan (the “ESPP”):
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	12,672,767(1)	$8.02(2)	7,291,035(3)
Equity compensation plans not approved by security holders	—	—	—
Total	12,672,767(1)	$8.02(2)	7,291,035(3)
1.
Comprised of 8,806,848 and 3,865,919 shares of Class A Common Stock that may be issued pursuant to stock options upon exercise and RSUs upon vesting, respectively, pursuant to the Plan. Excludes purchase rights outstanding under the ESPP.

2.	Represents the weighted-average exercise price of outstanding options to purchase shares of Class A Common Stock. No weighting is assigned to RSUs as no exercise price is applicable thereto.
3.
Comprised of 3,907,225 and 3,383,810 shares of Class A Common Stock available for future issuance under the Plan and the ESPP, respectively. Does not include 32,668,058 additional shares of Class A Common Stock available for future issuance under the Plan that were authorized by the First Amendment to the Plan, which was approved by stockholders on February 5, 2024.

The number of shares of Class A Common Stock reserved for issuance under the Plan will increase on the first day of each calendar year, beginning on January 1, 2025 and ending on and including January 1, 2034, by a number equal to 5% of the aggregate number of shares of Common Stock (Class A and Class B Common Stock) outstanding on the final day of the immediately preceding calendar year (or such smaller number of shares as is determined by our Board). The number of shares of Class A Common Stock reserved for issuance under the ESPP increases on the first day of each calendar year, beginning on January 1, 2022 and ending on and including January 1, 2031, by a number equal to 0.5% of the aggregate number of shares of Class A Common Stock outstanding on the final day of the immediately preceding calendar year (or such smaller number of shares as is determined by our Board).
Vivid Seats Inc.  30  2024 Proxy Statement

SECURITY OWNERSHIP
The following table sets forth certain information with respect to holdings of our Common Stock by:
•	stockholders who beneficially owned more than 5% of the outstanding shares of Common Stock;
•	each of our NEOs and directors; and
•	all of our directors and executive officers as a group.
The number of shares beneficially owned, the percentages of beneficial ownership and the percentages of combined voting power set forth in the following table are based on 133,141,425 shares of Class A Common Stock and 76,225,000 shares of Class B Common Stock issued and outstanding at the close of business on the Record Date. In accordance with SEC rules, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to RSUs, stock options and warrants that vest or are exercisable within 60 days of the Record Date. Unless otherwise indicated, we believe, based on information provided to us, that each person listed in the following table has sole voting and investment power with respect to all listed shares.
Unless otherwise indicated, the business address of each person listed in the following table is 24 E. Washington St., Ste. 900, Chicago, IL 60602.
	Class A Common Stock		Class B Common Stock		Combined Voting Power (%)(1)
Name	#	%	#	%
5% Holders:
Hoya Topco, LLC(2)	—	—	80,225,000	100.0	37.6
Eldridge Industries, LLC(3)	94,569,892	54.5	—	—	37.8
Michael Reichartz(4)	7,317,680	5.5	—	—	3.5
NEOs:(5)
Stanley Chia	2,110,583	1.6	—	—	1.0
Lawrence Fey	1,356,667	1.0	—	—	*
Jon Wagner	763,897	*	—	—	*
Non-Employee Directors:
Mark Anderson(2)	48,690	*	80,225,000	100.0	37.6
Todd Boehly(3)	94,569,892	54.5	—	—	37.8
Jane DeFlorio	76,690	*	—	—	*
Craig Dixon	31,301	*	—	—	*
David Donnini(2)	48,690	*	80,225,000	100.0	37.6
Tom Ehrhart	48,690	*	—	—	*
Julie Masino	48,690	*	—	—	*
Martin Taylor	—	—	—	—	—
All directors and executive officers as a group (13 individuals)	99,830,545	57.2	80,225,000	100.0	70.7
*	Represents beneficial ownership of less than 1%.
1.	Represents the percentage of voting power of our Class A and Class B Common Stock voting together as a single class. Each holder of our Common Stock is entitled to one vote per share.
2.
Based on a Schedule 13G/A filed with the SEC on February 9, 2024 on behalf of Hoya Topco, GTCR Fund XI/B LP (“GTCR Fund XI/B”), GTCR Fund XI/C LP (“GTCR Fund XI/C”), GTCR Partners XI/B LP (“GTCR Partners XI/B”), GTCR Partners XI/A&C LP (“GTCR Partners XI/A&C”) and GTCR Investment XI LLC (“GTCR Investment XI”). GTCR Fund XI/B, GTCR Fund XI/C and certain other entities affiliated with GTCR have the right to appoint a majority of the members of the Board of Managers of Hoya Topco. GTCR Partners XI/B is the general partner of GTCR Fund XI/B. GTCR Partners XI/A&C is the general partner of GTCR

Vivid Seats Inc.  31  2024 Proxy Statement

Fund XI/C. GTCR Investment XI is the general partner of each of GTCR Partners XI/B and GTCR Partners XI/A&C. GTCR Investment XI is managed by a Board of Managers, which includes Mr. Anderson and Mr. Donnini, and no single person has voting or dispositive authority over the securities reported herein. As such, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities reported herein. Each of them disclaims any such beneficial ownership. The address for each of the foregoing entities and individuals is 300 N. LaSalle St., Ste. 5600, Chicago, IL 60654. Includes 4,000,000 shares of Class B Common Stock issuable in connection with exercisable warrants held by Hoya Topco.
3.
Based on a Schedule 13G/A filed with the SEC on January 26, 2024 on behalf of Mr. Boehly, Eldridge, Horizon, Post Portfolio Trust, LLC (“PPT”) and SBT Investors, LLC (“SBT”). Each of Horizon and PPT is indirectly controlled by Eldridge. SBT is the majority owner and controlling member of Eldridge. Mr. Boehly is the indirect majority and controlling member of SBT and the Co-Founder, Chairman and Chief Executive Officer of Eldridge. Mr. Boehly and each of the foregoing entities may be deemed to have voting and dispositive power over the reported securities held by the entities for which he or it directly or indirectly exercises control. Eldridge has shared voting and dispositive power with respect to 84,361,886 shares of Class A Common Stock, consisting of (i) 43,842,095 shares (16,789,999 shares held by Horizon and 24,552,096 shares held by PPT) and (ii) 40,519,791 shares acquirable through exercisable warrants held by Horizon. Mr. Boehly has sole voting and dispositive power with respect to 48,690 shares of Class A Common Stock (including 20,833 shares issuable in connection with RSUs held by Mr. Boehly that vest within 60 days of the Record Date), and each of Mr. Boehly and SBT has shared voting and dispositive power with respect to 94,521,202 shares of Class A Common Stock, consisting of (i) the 84,361,886 shares over which Eldridge also has shared voting and dispositive power (described above) and (ii) an additional 10,159,316 shares held directly and indirectly by SBT. Each of Horizon and PPT has shared voting and dispositive power with respect to the shares indicated above as being held by them. The address for Mr. Boehly and each of the foregoing entities is 600 Steamboat Rd., Ste. 200, Greenwich, CT 06830.

4.
Comprised of 7,317,680 shares granted to Mr. Reichartz pursuant to the Agreement and Plan of Merger, dated November 3, 2023, among us, VDC Holdco, LLC, Viva Merger Sub I, LLC, our wholly owned subsidiary, Viva Merger Sub II, LLC, our wholly owned subsidiary, the unitholders named therein and the unitholders’ representative named therein. Mr. Reichartz previously served as the President of Vegas.com, LLC, our indirect subsidiary.

5.	Includes shares of Class A Common Stock subject to options that are exercisable within 60 days of the Record Date as set forth in the following table (none of our directors hold any such options):
Name	Shares Subject to Options (#)
NEOs:
Stanley Chia	1,498,842
Lawrence Fey	966,341
Jon Wagner	590,137
All executive officers as a group (five individuals)	3,618,368
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, as well as beneficial owners of more than 10% of any class of our Common Stock, to file reports with the SEC regarding their ownership of our securities and changes thereto. Based solely on our review of those reports and related written representations, we believe all such filings were made on a timely basis during 2023, except that Hoya Topco had one transaction on June 15, 2023 that was reported on a Form 4 filed on July 12, 2023.
Vivid Seats Inc.  32  2024 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS
Policies & Procedures for Related Person Transactions
Our Board has adopted a written policy that sets forth the procedures for the reporting, review, and approval or ratification of “related person transactions” in which we (or any of our subsidiaries) were or will be a participant, the amount involved exceeds $120,000 and any “related person” had or will have a direct or indirect material interest. A “related person” is: (i) a person who is, or during the applicable period was, our executive officer or director; (ii) a person who we know to be the beneficial owner of more than 5% of any class of our voting securities; (iii) an immediate family member of, or person (other than a tenant or employee) sharing the household of, any of the foregoing persons; and (iv) an entity in which any of the foregoing persons is employed, is a general partner or principal (or holds a similar position) or has a 10% or greater beneficial ownership interest.
Under the policy, our Audit Committee evaluates related person transactions for the purpose of deciding whether or not they are fair and reasonable and should be approved or ratified. These procedures are designed to minimize real or potential conflicts of interest arising from any dealings we may have with our affiliates and to provide for the appropriate disclosure of any real or potential conflicts of interest that may exist from time to time.
Our Audit Committee has pre-approved the following types of potential related person transactions as not presenting material conflicts of interest: (i) compensation paid to our directors and executive officers that has been approved by our Board or Compensation Committee; (ii) transactions in the ordinary course of business in which the related person’s interest arises solely from their position as a director of, and/or their ownership of less than a 10% beneficial ownership interest in, an entity that is party to the transaction; (iii) transactions in the ordinary course of business in which the related person’s interest arises solely from their ownership of our Common Stock and in which all holders of our Common Stock will receive the same benefit on a pro rata basis; (iv) transactions in which the rates involved are determined by competitive bids; and (v) transactions in which the related person purchases or sells our securities in a public offering approved by our Board or a committee thereof.
Our Audit Committee reviews each related person transaction that does not fall within a pre-approved category in light of all relevant factors, including: whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party; whether the transaction arose in the ordinary course of business; the nature and extent of the related person’s interest in the transaction; and all other facts and circumstances that our Audit Committee deems to be relevant. No director may participate in the approval of a related person transaction in which such director is a related person.
Related Person Transactions
Share Repurchase
In December 2023, we repurchased 2.0 million shares of Class A Common Stock from the underwriters of a secondary public securities offering. The shares were initially purchased by the underwriters from Hoya Topco, the selling stockholder in the offering, at a price of $6.24 per share. We paid the same price per share, resulting in an aggregate payment to the underwriters, net of certain reimbursed expenses, of approximately $12.3 million.
Hoya Topco holds 100% of the outstanding shares of Class B Common Stock, controls approximately 36% of the voting power of the outstanding shares of Common Stock and has certain director designation rights pursuant to the Stockholders’ Agreement. See “Corporate Governance—Stockholders’ Agreement.”
Vivid Seats Inc.  33  2024 Proxy Statement

Los Angeles Dodgers
In June 2023, we entered into a strategic partnership with the Los Angeles Dodgers (the “Dodgers”), a Major League Baseball team based in Los Angeles, California, pursuant to which we were designated as an Official Ticket Marketplace of the Dodgers and receive certain other advertising, marketing, promotional and sponsorship benefits. In 2023, we paid the Dodgers approximately $1.5 million in connection with this partnership.
Todd Boehly, a member of our Board, owns greater than 10% of the Dodgers.
ROLLING STONE, LLC
In 2022, we entered into two agreements with Rolling Stone, LLC (“Rolling Stone”), a high-profile magazine and media platform that focuses on music, film, television and news coverage, pursuant to which we receive certain event sponsorship and other marketing benefits. In 2023, we paid Rolling Stone approximately $800,000 in connection with these agreements.
Todd Boehly, a member of our Board, is the Co-Founder, Chairman and Chief Executive Officer of Eldridge, which owns greater than 10% of Rolling Stone.
Viral Nation Inc.
In 2021, we entered into an agreement with Viral Nation Inc. (“Viral Nation”), a marketing agency that creates viral and social media influencer campaigns and provides advertising, marketing and technology services. Under this agreement, Viral Nation has produced social media content for our social media channels, engaged influencers to create custom content to enhance our brand awareness and reputation, and produced a business-to-consumer campaign to implement an integrated social media strategy for our brand. In 2023, we paid Viral Nation approximately $1.6 million in connection with this agreement.
Todd Boehly, a member of our Board, serves on the board of directors of Viral Nation and is the Co-Founder, Chairman and Chief Executive Officer of Eldridge, which owns greater than 10% of Viral Nation.
KHOROS, LLC
In 2022, we entered into an agreement with Khoros, LLC (“Khoros”), a social media engagement and management platform. Under this agreement, Khoros provides us with workflow management solutions that allow us to track a wide range of social conversations and route them directly to our appropriate internal teams. In 2023, we paid Khoros approximately $131,000 in connection with this agreement.
Martin Taylor, a member of our Board, is a Senior Managing Director at Vista Equity Partners, which is one of our investors and owns greater than 10% of Khoros.
STOCKHOLDERS’ AGREEMENT
We, Hoya Topco and Horizon are parties to a Stockholders’ Agreement, dated October 18, 2021 (the “Stockholders’ Agreement”), pursuant to which Hoya Topco and Horizon were granted the following director designation rights tied to their beneficial ownership of our Common Stock:
•
The Hoya Topco Holders (as defined below) have the right to nominate: (i) five directors, so long as they own ≥ 24% of the Closing Amount (as defined below), one of whom must qualify as “independent” under applicable stock exchange regulations; (ii) four directors, so long as they own ≥ 18% but < 24% of the Closing Amount; (iii) three directors, so long as they own ≥ 12% but < 18% of the Closing Amount; (iv) two directors, so long as they own ≥ 6% but < 12% of the Closing Amount; and (v) one director, until the date on which they own < 5% of the number of shares of Common Stock that they held on October 18, 2021 (provided, that once they own < 40% of the number of shares of our Common Stock that they held on October 18, 2021, no director they designate must qualify as “independent” under applicable stock exchange regulations, though we expect they will nonetheless make such nominations that allow us to remain in compliance with the applicable NASDAQ Rules).

•
The Horizon Holders (as defined below) have the right to nominate: (i) three directors, so long as they own ≥ 12% of the Closing Amount, two of whom must qualify as “independent” under applicable stock exchange regulations; (ii) two

Vivid Seats Inc.  34  2024 Proxy Statement

directors, so long as they own ≥ 6% but < 12% of the Closing Amount, each of whom must qualify as “independent” under applicable stock exchange regulations; and (iii) one director, until the date on which they own < 5% of the number of shares of Common Stock that they held on October 18, 2021, who must qualify as “independent” under applicable stock exchange regulations.
As used in this Proxy Statement: (a) “Closing Amount” means the total number of shares of Common Stock that were issued and outstanding on October 18, 2021; (b) “Hoya Topco Holders” means (i) Hoya Topco or (ii) after the distribution by Hoya Topco of more than 50% in the aggregate of the shares of Common Stock that it held on October 18, 2021, GTCR Fund XI/B, GTCR Fund XI/C, GTCR Co-Invest XI LP, GTCR Golder Rauner, L.L.C., GTCR Golder Rauner II, L.L.C., GTCR Management XI LLC, GTCR and/or any investment vehicles or funds managed or controlled by or otherwise affiliated with the foregoing; and (c) “Horizon Holders” means Horizon and any investment vehicles or funds managed or controlled, directly or indirectly, by any of its affiliates.
No reduction in the number of directors that may be designated pursuant to the Stockholders’ Agreement will shorten the term of any such designated director then serving on our Board. If the size of our Board is increased, the Hoya Topco Holders will have the right to designate such number of directors as gives them the same percentage of total director nominees as provided for by the Stockholders’ Agreement, rounded up to the next whole number.
Any director designated pursuant to the Stockholders’ Agreement may resign at any time upon written notice to our Board. The Hoya Topco Holders and the Horizon Holders shall have the exclusive right to remove, and to fill any vacancy created by the death, resignation, retirement, disqualification or removal of, a director that they respectively designated.
Each of our current non-management directors was designated pursuant to the Stockholders’ Agreement: Mark Anderson, David Donnini, Tom Ehrhart, Julie Masino and Martin Taylor were designated by the Hoya Topco Holders; and Todd Boehly, Jane DeFlorio and Craig Dixon were designated by the Horizon Holders. Hoya Topco and Horizon have agreed to vote all securities held by them that may be voted in the election of our directors for the nominees designated pursuant to the Stockholders’ Agreement.
REGISTRATION RIGHTS AGREEMENT
We, Hoya Topco and Horizon are parties to an Amended and Restated Registration Rights Agreement, dated October 18, 2021 (the “Registration Rights Agreement”), pursuant to which we agreed to file an initial Registration Statement on Form S-1 (which was declared effective in December 2021), and Hoya Topco and Horizon were granted certain additional customary demand and piggyback registration rights, with respect to the registrable securities described therein. We are generally responsible for all expenses in connection with our obligations under the Registration Rights Agreement, subject to certain exceptions described therein. The Registration Rights Agreement also provides that we will indemnify the registration rights holders against, or make contributions in respect of, certain liabilities which may arise under the Securities Act of 1933, as amended.
TAX RECEIVABLE AGREEMENT
We and the existing shareholders of Hoya Intermediate, LLC (“Hoya Intermediate”) entered into a Tax Receivable Agreement, dated October 18, 2021 (the “TRA”), that provides for our payment to such shareholders of 85% of the amount of the tax savings, if any, that we realize (or, under certain circumstances, are deemed to realize) as a result of, or attributable to: (i) increases in the tax basis of assets owned directly or indirectly by Hoya Intermediate or its subsidiaries from, among other things, any redemptions or exchanges of common units of Hoya Intermediate; (ii) existing tax basis (including depreciation and amortization deductions arising from such tax basis) in long-lived assets owned directly or indirectly by Hoya Intermediate and its subsidiaries; and (iii) certain other tax benefits (including deductions in respect of imputed interest) related to us making payments under the TRA. As of December 31, 2023, the TRA liability was approximately $165.8 million, approximately $0.1 million of which was classified as current because we expected it to be due within the next 12 months.
Vivid Seats Inc.  35  2024 Proxy Statement

Other Information
STOCKHOLDER PROPOSALS & DIRECTOR NOMINATIONS FOR THE 2025 ANNUAL MEETING
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2025 annual meeting of stockholders (the “2025 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to our Corporate Secretary at 24 E. Washington St., Ste. 900, Chicago, IL 60602 no later than December 25, 2024.
Stockholders intending to present a proposal at the 2025 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive written notice of such a proposal or nomination for the 2025 Annual Meeting no earlier than the close of business on February 4, 2025 and no later than the close of business on March 6, 2025. The notice must contain the information required by our Bylaws. In the event that the date of the 2025 Annual Meeting is more than 30 days before or after June 4, 2025, then our Corporate Secretary must receive such written notice no later than the close of business of the 90th day prior to the 2025 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of the 2025 Annual Meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases, notwithstanding the stockholder’s compliance with this deadline.
In addition to satisfying the foregoing requirements, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.
We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
HOUSEHOLDING
SEC rules permit companies and intermediaries such as banks and brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or notice addressed to those stockholders. This process, commonly referred to as “householding,” provides cost savings for companies and helps to conserve natural resources. Some banks and brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding materials to your address, householding will continue until you are notified otherwise or you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to participate in householding, notify your bank or broker. You can also request prompt delivery of a copy of the Proxy Materials by contacting Broadridge at (866) 540-7095 or at Broadridge Financial Solutions, Inc., Householding Dept., 51 Mercedes Way, Edgewood, NY 11717.
In connection with our solicitation of proxies for the 2025 Annual Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement and other documents as and when filed with the SEC without charge from the SEC’s website at www.sec.gov or from our Investors Relations website at investors.vividseats.com.
2023 ANNUAL REPORT
Our 2023 Annual Report is being mailed with this Proxy Statement to those stockholders that receive this Proxy Statement in the mail. Stockholders that receive the Notice Card can access our 2023 Annual Report at www.proxyvote.com. Our 2023 Annual Report, including the financial statements and schedules, has also been filed with the SEC and is available without charge from the SEC’s website at www.sec.gov or upon written request to our Corporate Secretary at 24 E. Washington St., Ste. 900, Chicago, IL 60602 (exhibits thereto are available upon payment of our reasonable expenses incurred in furnishing them).
Vivid Seats Inc.  36  2024 Proxy Statement

WEBSITES
Website addresses included in this Proxy Statement are for convenience only. Information contained on or accessible through such website addresses is not incorporated by reference in, and does not constitute part of, this Proxy Statement.

Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, vote as soon as possible. You may vote online, by telephone or, if you received a paper copy of the Proxy Materials, by returning your signed proxy card in the envelope provided.

Vivid Seats Inc.  37  2024 Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

VIVID SEATS INC.
24 E. WASHINGTON STREET
SUITE 900
CHICAGO, IL 60602

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. ET on June 3, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SEAT2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. ET on June 3, 2024. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V35327-P08644 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIVID SEATS INC.

The Board of Directors recommends you vote FOR ALL of the following nominees:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mark Anderson
02) Todd Boehly
03) Julie Masino

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory vote to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V35328-P08644

VIVID SEATS INC.
Annual Meeting of Shareholders
June 4, 2024 9:00 a.m. CT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Stanley Chia and Lawrence Fey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VIVID SEATS INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting to be held at 9:00 a.m. CT on June 4, 2024, at www.virtualshareholdermeeting.com/SEAT2024, and any adjournment, postponement or continuation thereof.

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (z) on such other business as may properly be brought before the Annual Meeting or any adjournment, postponement or continuation thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side